UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 16, 2026

Date of Report (Date of earliest event reported)

AptarGroup, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-11846 (Commission File Number)	36-3853103 (IRS Employer Identification No.)

265 Exchange Drive, Suite 301, Crystal Lake, Illinois 60014

(Address of principal executive offices)

Registrant’s telephone number, including area code: 815- 477-0424

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	ATR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 16, 2026, Stephan Tanda, the President and Chief Executive Officer of AptarGroup, Inc. (the “Company”), notified the Company’s Board of Directors (the “Board”) of his intention to retire as President and Chief Executive Officer of the Company, effective September 1, 2026 (the “Effective Date”). Following such notice, the Board appointed Gael Touya, the current President of the Company’s Aptar Pharma segment, as President and Chief Executive Officer, effective as of the Effective Date. The Company also expects to appoint Mr. Touya as a member of the Board upon the Effective Date. Mr. Tanda is expected to continue as a Board member until his retirement at the end of the year.

Mr. Touya, age 56, has served as the President of the Company’s Pharma segment since September 2018. Prior to this, Mr. Touya was President of Aptar Food + Beverage from 2016 to August 2018, President of Aptar Food + Beverage Europe from 2012 to 2015 and Business Development Vice President Skin Care and Color Cosmetics from 2010 to 2011.

There are no arrangements or understandings between Mr. Touya and any other persons pursuant to which Mr. Touya was appointed as President and Chief Executive Officer of the Company. There are also no family relationships between Mr. Touya and any director or executive officer of the Company, and he has no direct or indirect interest in any transaction or proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Gael Touya Employment Agreement

In connection with his appointment as President and Chief Executive Officer, the Company and Mr. Touya entered into an Employment Agreement (the “Touya Employment Agreement”), which provides for an initial employment term commencing on the Effective Date and ending on December 31, 2028, which term automatically extends for one additional year each January 1st beginning on January 1, 2027, but may not be extended beyond December 31, 2034.

The Touya Employment Agreement provides for an initial annual base salary of $1,060,000. The Touya Employment Agreement also provides that Mr. Touya’s target annual performance incentive for the portion of 2026 following the Effective Date will be set at 120% of his base salary, with his 2026 annual bonus pro-rated to reflect his base salary and target bonus opportunity in effect prior to and following the Effective Date. During the term, Mr. Touya will continue to be eligible to participate in the long-term incentive plan (“LTI Plan”) maintained for senior executive officers of the Company, with an annual target opportunity as of the Effective Date of no less than 500% of his base salary. As soon as practicable following the Effective Date, the Company will grant to Mr. Touya incremental equity awards, prorated to reflect his updated LTI Plan target opportunity following the Effective Date and taking into account the 2026 LTI Plan awards received by Mr. Touya prior to the Effective Date. The Company will pay up to $50,000 for Mr. Touya’s reasonable attorneys’ fees incurred in connection with the Touya Employment Agreement and matters pertaining to the French DB Plans (as defined below).

In addition, in connection with the forfeiture of Mr. Touya’s rights under the Company’s French Defined Benefit and Retirement Indemnity plans (the “French DB Plans”), the Company will make an employer contribution to a nonqualified deferred compensation plan sponsored by the Company or one of its affiliates in a U.S. dollar amount equal to €2,506,320 subject to update for the 2026 accrual through the Effective Date and an updated exchange rate, as calculated by the Company in good faith on the date of contribution, representing the value of Mr. Touya’s accrued balance under the French DB Plans. Such contribution will be fully vested at all times. Mr. Touya will be entitled to relocation reimbursement to the Chicago metropolitan area in accordance with Company practices, as well as an additional amount (the “Relocation Expense Gross-Up”) equivalent to any taxes paid by the Executive with respect to such reimbursed relocation expenses and the payment of the Relocation Expense Gross-Up. Mr. Touya will also be entitled to reimbursement for his repatriation back to France upon a termination of his employment other than for “cause” or his retirement or voluntary resignation after serving as President and Chief Executive Officer for less than five years.

If Mr. Touya’s employment ends on account of death, Mr. Touya’s estate will receive one-half of the base salary that Mr. Touya would have received until the second anniversary of his death. If his employment ends due to the expiration of the Touya Employment Agreement following a delivery by the Company of a notice of non-extension, Mr. Touya is entitled to receive an amount equal to the sum of one year's base salary and his target annual bonus for the year of termination.

If Mr. Touya is terminated without “cause,” he is entitled to receive 1.5 times (i) his base salary then in effect and (ii) the greater of (x) his target annual performance incentive for the year in which he was terminated and (y) the average of the annual performance incentives paid to him for the two preceding years, paid in 18 equal installments, as well as the medical, disability and life insurance benefits he would have otherwise received for a period of 18 months following the termination date and a prorated annual bonus based on actual performance.

After a “change in control” (as defined in the Touya Employment Agreement), if Mr. Touya’s employment is terminated by the Company or its successor other than for “cause,” disability or death, or if Mr. Touya terminates his employment for “good reason,” in each case, within two years following the change in control, Mr. Touya is entitled to receive a lump-sum payment equal to (i) three times his highest annualized salary during the 12 month period preceding the termination and (ii) three times the average of the annual performance incentives in respect of the three years immediately preceding the year in which the change in control occurs, plus a prorated annual performance incentive equal to an amount at least equal to the average of the annual performance incentives in respect of the three years immediately preceding the year in which the change in control occurs, as well as the continuation of medical, disability and life insurance benefits for three years and a payment in respect of any accrued but unused vacation pay.

The Touya Employment Agreement also contains certain noncompetition and nonsolicitation covenants prohibiting Mr. Touya from, among other things, becoming employed by a competitor of the Company for a period of 18 months or two years following termination (depending on the nature of the termination).

The foregoing description of the Touya Employment Agreement is qualified in its entirety by reference to the full text of the Touya Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Stephan Tanda Letter Agreement

In order to facilitate a transition of responsibilities following Mr. Tanda’s retirement from his position as President and Chief Executive Officer on September 1, 2026, the Company and Mr. Tanda entered into a letter agreement (the “Tanda Letter Agreement”), which provides that Mr. Tanda will remain employed with the Company following the Effective Date through December 31, 2026, in the role of strategic advisor. Mr. Tanda will also continue to serve as a member of the Board through December 31, 2026. Mr. Tanda’s base salary and benefit arrangements will remain at the same levels as in 2025 and he will have a 2026 target short-term incentive opportunity equal to 130% of base salary, with the actual payout to be based on actual achievement with respect to the applicable performance goals and subject to Mr. Tanda’s continued employment through December 31, 2026. In addition, Mr. Tanda will be eligible for a long-term incentive award for 2026, with a total target grant value equal to 605% of Mr. Tanda’s annual base salary. Mr. Tanda will be eligible for continued health care coverage at his own expense pursuant to COBRA for up to 18 months following his separation from the Company. Following the expiration of such COBRA continuation period and the end of his service with the Company on December 31, 2026, and provided that his employment was not terminated by the Company for cause (as defined in his employment agreement), Mr. Tanda and his spouse and eligible dependents will have continued access to participate in the Company’s medical plan, with the fair market value of such coverage (including any applicable taxes) to be paid by Mr. Tanda, subject to certain terminating events.

The foregoing description of the Tanda Letter Agreement is qualified in its entirety by reference to the full text of the Tanda Letter Agreement, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Retention Equity Awards

In connection with the leadership transition described above, each of Ms. Vanessa Kanu, Chief Financial Officer, and Mr. Hedi Tlili, President – Aptar Closures, received a one-time grant of restricted stock units with a grant date fair value of $1.3 million, with Ms. Kanu’s award cliff vesting on the third anniversary of the grant date and Mr. Tlili’s award cliff vesting on the second anniversary of the grant date.

Item 9.01.	Financial Statements and Exhibits.

(d)      Exhibits

Exhibit No.	Description
10.1	Employment Agreement dated as of March 16, 2026 between AptarGroup, Inc. and Gael Touya.
10.2	Letter Agreement dated as of March 16, 2026 between AptarGroup, Inc. and Stephan Tanda.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AptarGroup, Inc.

Date: March 17, 2026	By:	/s/ Irene Hudson
Irene Hudson
Executive Vice President, Chief Legal Officer and Corporate Secretary